Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Medallion Financial Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Fee Rate	Amount of registration fee
Equity	Common Stock, par value $0.01 per share (“Common Stock”)	457(c) and 457(h)	2,000,000	$10.14	$20,280,000	$0.00015310	$3,104.87
Total Offering Amounts					$20,280,000		$3,104.87
Total Fee Offsets							$0.00
Net Fees Due							$3,104.87

(1)
Represents additional 2,000,000 shares of Common Stock authorized to be issued pursuant to the Medallion Financial Corp. 2018 Equity Incentive Plan, as amended (the “2018 Plan”). In addition, this Registration Statement covers an indeterminable number of additional shares as may hereafter be offered or issued pursuant to the 2018 Plan, to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration and pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)
Estimated solely for calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, based on the average of high and low prices reported on the NASDAQ Global Select Market on August 1, 2025.